Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

by and between

FitLife Brands, Inc.

and

First-Citizens Bank & Trust Company

Dated

as of

February 23, 2023

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of February 23, 2023, is entered into by and between FitLife Brands, Inc., a Nevada corporation (“Borrower”), and First-Citizens Bank & Trust Company (“Bank”).

RECITALS

WHEREAS, Borrower and Bank are parties to a Credit Agreement dated September 24, 2019 (as amended, modified, supplemented and restated prior to the date hereof, the “Original Agreement”);

WHEREAS, Borrower has agreed to make additional financial accommodations available to Borrower; and

WHEREAS, in connection with the foregoing, Borrower and Bank desire to amend and restate the Original Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

Article I.

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable” means all “Accounts” as defined in the UCC of Borrower and Guarantors, including, without limitation, the aggregate unpaid obligations of Accounts Receivable Debtors to Borrower or a Guarantor arising out of the sale or lease of goods or rendition of services by Borrower on an open account or deferred payment basis.

“Accounts Receivable Debtor” means a Person obligated to pay the amount of any Accounts Receivable.

“Advances” means loans made pursuant to the Revolving Line of Credit under Section 2.02.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock or equivalent equity interests of such Person, or (c) five percent (5%) or more of the voting stock or equivalent equity interests of which is directly or indirectly beneficially owned or held by the Person in question. The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower or any of its Subsidiaries.

Amended and Restated Credit Agreement
FitLife Brands

“Agreement” has the meaning specified in the introduction hereto.

“Applicable Rate” means, as of any date, a per annum rate equal to 2.75% above the Term SOFR Rate or any substitute index as provided in this Agreement (the “Index”). The Applicable Rate is subject to change on a monthly basis, with changes becoming effective on each Rate Adjustment Date.

“Bank” has the meaning specified in the introduction hereto.

“Bank’s Office” means Bank’s address and, as appropriate, account as set forth in Section 7.02, or such other address or account as Bank may from time to time notify to Borrower.

“Borrower” has the meaning specified in the introduction hereto.

“Borrowing Base” means:

(a)         seventy five percent (75%) of Eligible Accounts Receivable; plus

(b)         the lesser of (i) fifty percent (50%) of Eligible Inventory, (ii) the amount set forth in clause (a) of this definition, or (iii) fifty percent (50%) of the Revolving Line of Credit.

“Borrowing Base Certificate” means the certificate in the form of Exhibit A hereto, properly completed and duly executed by any authorized officer of Borrower.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the laws of the State of Nebraska, or are in fact closed in, the state where Bank’s Office is located.

“Cash Flow Leverage Ratio” means, for any trailing twelve (12) month period, for Borrower and Guarantors on a consolidated basis, the ratio of (a) EBITDA less cash taxes paid less unfinanced capital expenditures to (b) Debt Service.

“Cash Flow Leverage Threshold” means the date that a Cash Flow Leverage Ratio of at least 1.15 to 1.00 has been met, as established by a Compliance Certificate.

“Closing Date” means the date of this Agreement.

“Collateral” means the property in which Liens or security interests have been granted pursuant to the Security Agreement or any other Loan Document.

“Compliance Certificate” means a certificate, in substantially the form attached hereto as Exhibit B, properly completed and executed by the chief financial officer of Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Daily Simple SOFR Rate” means, as of any date, a daily rate based on SOFR and determined by Bank in accordance with the conventions for such rate determined by Bank.

Amended and Restated Credit Agreement
FitLife Brands

“Debt Service” means the amount of cash required to make payments on the principal and interest on all Indebtedness of Borrower and Guarantors.

“Default Rate” means the Applicable Rate plus two percent (2.00%) per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or Accounts Receivable or any rights and claims associated therewith.

“Distribution” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest.

“EBITDA” means for any period, for Borrower and Guarantors on a consolidated basis, the sum of the following determined in accordance with GAAP, (a) net income plus (b) the following to the extent deducted in calculating such net income (without duplication): (i) interest expense, (ii) any provision for federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) costs, fees and expenses relating to the closing of this Agreement and the MRC Acquisition in an aggregate amount not to exceed the lesser of $1,600,000 or actual costs, fees and expenses as reflected in the consolidated financial statements included in Borrower’s Form 10-Q filings with the U.S. Securities and Exchange Commission.

“Eligible Accounts Receivable” means Accounts Receivable which meet the following requirements:

(a)         it is not represented by a promissory note, any chattel paper or any other instrument and is not payable on an installment basis;

(b)         it arises in the ordinary course of business of Borrower or a Guarantor and is genuine and in all respects what it purports to be;

(c)         it arises from the providing of services by Borrower or a Guarantor or the sale of goods by Borrower or a Guarantor, which goods comply with such Accounts Receivable Debtor’s specifications (if any) and have been delivered to and accepted by, such Accounts Receivable Debtor and Borrower or a Guarantor has possession of shipping and delivery receipts evidencing such shipment;

(d)         it is evidenced by an invoice rendered to the Accounts Receivable Debtor with respect thereto which (A) is dated not earlier than the date of shipment or delivery, (B) has payment terms not unacceptable to Bank in its reasonable credit judgment exercised in a manner consistent with Bank’s normal credit practices; (C) which does not provide for a payment more than ninety (90) days after the invoice date; (D) is not unpaid on the date that is thirty (30) days after the due date set forth in the invoice evidencing the Accounts Receivable, provided, however, that Accounts Receivable evidenced by invoices stating that payment is “Due Upon Receipt” shall be deemed for purposes of determining eligibility to have a due date based on the historical payment experience with respect to such Accounts Receivable Debtor provided that the payment experience can reasonably be determined and the payment terms are not in excess of 90 days after receipt of invoice by such Accounts Receivable Debtor; and (E) contains a legend in form and substance acceptable to Bank directing the Accounts Receivable Debtor to pay the amount due under the invoice directly to Bank upon an Event of Default;

Amended and Restated Credit Agreement
FitLife Brands

(e)         it is subject to a first priority security interest in favor of Bank and is not subject to any other assignment, claim or Lien;

(f)         it is a valid, legally enforceable and unconditional obligation of the Accounts Receivable Debtor with respect thereto, and is not subject to setoff, counterclaim, credit or allowance (except any credit or allowance which has been deducted in computing the net amount of the applicable invoices shown in the original schedule or Borrowing Base Certificate furnished to Bank identifying or including such Accounts Receivable) or adjustment by the Accounts Receivable Debtor with respect thereto, or to any claim by such Accounts Receivable Debtor denying liability thereunder in whole or in part;

(g)         there are not proceedings or actions which are then threatened or pending against the Accounts Receivable Debtor with respect thereto or to which such Accounts Receivable Debtor is a party which are likely to result in any material adverse change in such Accounts Receivable Debtor’s financial condition or in its ability to pay any Accounts Receivable in full when due;

(h)         it does not arise out of a contract which, by its terms, forbids, restricts or makes void or unenforceable the assignment by Borrower or a Guarantor to Bank of the Accounts Receivable arising with respect thereto;

(i)         the Accounts Receivable Debtor with respect thereto is not a Subsidiary or Affiliate of Borrower, or a director, officer, employee or agent of Borrower or a Subsidiary or Affiliate of Borrower;

(j)         the Accounts Receivable Debtor with respect thereto is a resident or citizen of, and is located within, the United States of America, Canada, Jamaica, Bahamas or Trinidad, unless the sale of goods giving rise to the Accounts Receivable is on letter of credit, banker’s acceptance or other credit support terms satisfactory to Bank;

(k)         it is not an Accounts Receivable arising from a “sale on approval”, “sale or return” or “consignment”, or subject to any other repurchase or return agreement;

(l)         it is not an Accounts Receivable with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Guarantor (or by any agent or custodian of Borrower or any Guarantor) for the account of or subject to further and/or future direction from the Accounts Receivable thereof;

(m)         it is not an Accounts Receivable which in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any Loan Document relating directly or indirectly to Accounts Receivable;

(n)         if the Accounts Receivable Debtor is the United States of America or any state or local governmental entity, or any department, agency or instrumentality thereof, Borrower or a Guarantor has assigned its rights to payment of such Accounts Receivable to Bank, pursuant to the Assignment of Claims Act of 1940, as amended, or pursuant to any similar state or local law, regulation or requirement;

Amended and Restated Credit Agreement
FitLife Brands

(o)         it is not owing by an Accounts Receivable Debtor with respect to which (i) twenty-five percent (25%) or more of the aggregate Accounts Receivable owing by such Accounts Receivable Debtor to Borrower and Guarantors are not Eligible Accounts Receivable for any reason or (ii) the aggregate amount of Accounts Receivable owing by such Accounts Receivable Debtor to Borrower and Guarantors represents twenty percent (20%) or more of the aggregate Eligible Accounts Receivable (provided that clause (ii) shall not apply to Accounts Receivable Debtor GNC Holdings, Inc. and its Affiliates and franchisees); and

(p)         if Bank, in its reasonable credit judgment exercised in a manner consistent with Bank’s normal credit practices, has established a credit limit for an Accounts Receivable, the aggregate dollar amount of Accounts Receivable due from such Accounts Receivable Debtor, including such Accounts Receivable, does not exceed such credit limit.

Accounts Receivable which have not been paid in full within ninety (90) days from the invoice date will be ineligible. The entire balance of any Accounts Receivable of any single Accounts Receivable Debtor will be ineligible whenever the portion of the Accounts Receivable which has not been paid within ninety (90) days from the invoice date is in excess of twenty-five percent (25%) of the total amount outstanding on the Account.

Bank further reserves the right, in its reasonable credit judgment exercised in a manner consistent with Bank’s normal credit practices, from time to time hereafter upon ten (10) days prior written notice to Borrower, to designate specific ineligible Accounts Receivable; provided that such designation shall be immediately effective upon the occurrence of an Event of Default or if an Event of Default is in existence at the time of such designation.

“Eligible Inventory” means Inventory which is held for sale or lease in the ordinary course of business or furnished under any contract of service by Borrower or a Guarantor in the ordinary course of business, including Eligible Pre-Sold Inventory, which continues to meet standards of eligibility hereunder. Eligible Inventory shall not include the following:

(a)         Inventory that is excess, obsolete, unsaleable, shopworn or seconds;

(b)         Inventory that is damaged, returned, rejected or otherwise unfit for sale;

(c)         Inventory that is placed on consignment;

(d)         Inventory that is located in an Amazon warehouse or other location deemed unacceptable to Bank in its reasonable discretion;

(e)         Inventory that is not located in the United States of America or Canada or that is in transit, except for Eligible Pre-Sold Inventory and Inventory in transit between domestic locations of Borrower as to which Bank’s Liens have been perfected at origin and destination;

(f)         Inventory that is not covered by casualty insurance reasonably acceptable to Bank;

(g)         Inventory that is not owned by Borrower or a Guarantor or is subject to Liens or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower’s or Guarantor’s performance with respect to that Inventory);

Amended and Restated Credit Agreement
FitLife Brands

(h)         Inventory that is not subject to a first priority Lien in favor of Bank;

(i)         work-in-process Inventory;

(j)         Inventory that consists of raw materials, packing or shipping materials, or manufacturing supplies;

(k)         Inventory that consists of tooling or replacement parts;

(l)         Inventory that consists of display items;

(m)       Inventory that is otherwise determined to be unacceptable by Bank in its commercially reasonable discretion, upon the delivery of oral or written notice of such determination to Borrower; and

(n)        Inventory that is custom made for a particular customer of Borrower or a Guarantor for which the customer did not issue a purchase order to Borrower or such Guarantor.

“Eligible Pre-Sold Inventory” means Inventory in transit subject to a Forward Priced Contract and for which Borrower has provided to Bank such documents or information as requested by Bank.

“Environmental Laws” means all laws and regulations relating to environmental, health, safety and land use matters applicable to any property.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Cash Flow” means, for any period, for Borrower and Guarantors on a consolidated basis, EBITDA less Debt Service less cash taxes paid less unfinanced capital expenditures.

“Existing Loan Documents” has the meaning specified in Section 1.04.

“Existing Obligations” has the meaning specified in Section 1.04.

“Fixed Charge Coverage Ratio” means, for any period, for Borrower and Guarantors on a consolidated basis, the ratio of (a) EBITDA plus all rental and lease expenses less all unfinanced capital expenditures less all Distributions made by Borrower less all cash taxes paid, to (b) Debt Service plus all rental and lease expenses.

“Forward Priced Contract” means a contract between Borrower or a Guarantor and any Person for the purchase of Inventory for which the price to be paid by Borrower or such Guarantor has been established and which Inventory has been contracted to be sold by Borrower or such Guarantor to another Person.

Amended and Restated Credit Agreement
FitLife Brands

“Funded Debt” means, as of any date of determination, all Indebtedness of Borrower and Guarantors that (a) is secured by a Lien on any property or asset of a Borrower or a Guarantor, (b) matures by its terms more than one (1) year after the date as of which such determination is made (including any such Indebtedness which is renewable or extendable, or in effect renewable or extendable through the operation of a revolving credit agreement or other similar agreement, at the option of such Person for a period or periods ending more than one (1) year after the date as of which such determination is made), and (c) is not, by the terms of any instrument or instruments evidencing or securing such Indebtedness or pursuant to which such Indebtedness is outstanding, expressly subordinated in right of payment to any other Indebtedness.

“Funded Debt to EBITDA Ratio” means, for any period, for Borrower and Guarantors on a consolidated basis, the ratio of (a) Funded Debt to (b) EBITDA.

“GAAP” means generally accepted accounting principles in effect in the U.S.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means the Subsidiaries of Borrower party to the Guaranty from time to time.

“Guaranty” means that certain Guaranty Agreement dated as of the Closing Date executed by Guarantors in favor of Bank, as amended, modified, supplemented and restated from time to time

“Indebtedness” means, as to any Person at a particular time, all of the following, (without duplication) whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)         all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, letters of credit or other similar instruments;

(b)         all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)         all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(d)         indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(e)         obligations under capital leases.

Amended and Restated Credit Agreement
FitLife Brands

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Index” has the meaning set forth in the definition of Applicable Rate.

“Inventory” means all “Inventory” as defined in the UCC of Borrower and Guarantors.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, the Notes, the Security Agreement, the Guaranty, any Swap Documents and all other agreements, documents, instruments, and certificates of Borrower or a Guarantor delivered to, or in favor of, Bank under this Agreement or in connection herewith or therewith, including, without limitation, all agreements, documents, instruments, certificates and delivered in connection with the extension of Advances by Bank hereunder.

“Loan Obligations” means all obligations, indebtedness, and liabilities of Borrower, to Bank arising pursuant to any of the Loan Documents, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of Borrower to repay the Loans, interest on the Loans, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the Loan Documents.

“Loans” means the Advances and the Term Loan.

“Material Adverse Effect” means any set of circumstances or events which (i) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Documents; (ii) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), of the business assets, operations, or property of Borrower and Guarantors, taken as a whole, or (iii) materially impairs or would reasonably be expected to materially impair the ability of Borrower and Guarantors to perform the obligations under the Loan Documents.

“Maximum Rate” means the maximum rate of non-usurious interest permitted by applicable law.

Amended and Restated Credit Agreement
FitLife Brands

“MRC Acquisition” means the acquisition of all of the capital stock of MRC by 1000374984 Ontario Inc. (or by Borrower or its Affiliate) pursuant to the MRC Acquisition Documents.

“MRC Acquisition Documents” means that Arrangement Agreement dated as of December 4, 2022 by and among Borrower, MRC and 1000374984 Ontario Inc., as amended from time to time, together with all bills of sale, deeds, assignments, indemnities and other agreements and instruments executed in connection therewith.

“MRC” means Mimi’s Rock Corp., a corporation existing under the laws of Ontario.

“New York Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.

“Non-Excluded Taxes” has the meaning specified in Section 2.11.

“Notes” means the Revolving Note and Term Note.

“Obligations” means all Loan Obligations and Swap Obligations.

“Ordinary Trade Payable Dispute” means trade accounts payable, in an aggregate amount not in excess of $200,000.00 with respect to Borrower or a Guarantor, with respect to which (a) there exists a bona fide dispute between Borrower or such Guarantor and the vendor, (b) Borrower or such Guarantor is contesting the same in good faith by appropriate proceedings, and (c) Borrower or such Guarantor has established appropriate reserves on its financial statements.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Agreement” has the meaning specified in the recitals hereto.

“Outstanding Credit” means, at any time of determination, the sum of the aggregate amount of Advances pursuant to the Revolving Line of Credit then outstanding.

“Permitted Encumbrances” means the items listed in Section 5.02(a)(i) through (ix).

“Person” means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

“Rate Adjustment Date” means the first (1st) calendar day of each calendar month.

“Request for Advance” has the meaning specified in Section 2.03(a).

Amended and Restated Credit Agreement
FitLife Brands

“Revolving Line of Credit” means $3,500,000.00.

“Revolving Note” means that certain promissory note executed by Borrower and payable to the order of Bank evidencing the Revolving Line of Credit.

“Security Agreement” means that certain Amended and Restated Security Agreement dated as of the Closing Date executed by and among Borrower, Guarantors and Bank, as amended, modified, supplemented and restated from time to time.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Subordinated Debt” means any Indebtedness subordinated in form and substance acceptable to Bank.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Document” means any and all documents related to any Swap Transactions by and between the Borrower and Bank (or Bank’s Affiliate), including but not limited to the 2002 version of the “ISDA” (International Swaps and Derivatives Association, Inc.) Master Agreement, the Schedule to the Master Agreement, any Credit Support Annexes, any Swap Trade Confirmations, Risk Disclosure Statements, Eligible Contract Participant Verification Forms, and all such other related documents as Bank may require.

“Swap Obligations” means all obligations of Borrower arising out of Swap Transactions, including any Swap Termination Costs.

“Swap Termination Costs” means all assessments, losses, fees and costs of any kind or nature incurred under the Swap Documents, which arise, directly or indirectly, as a result of Borrower’s prepayment of the principal amount of a Note, in whole or in part, whether voluntary or involuntary and termination of a Swap Transaction.

“Swap Transaction” shall mean one or more agreements between the Borrower and Bank (or Bank’s Affiliate) with respect to any interest rate swap, cap, collar, floor, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, including any transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Termination Date” means December 23, 2023 or the date of the termination in whole of the Revolving Line of Credit pursuant to Section 6.02.

Amended and Restated Credit Agreement
FitLife Brands

“Term Loan” means the term loan in the principal amount of $12,500,000.00 to be made by Bank to Borrower on the Closing Date pursuant to Section 2.01.

“Term Loan Maturity Date” means February 28, 2028.

“Term Note” means that certain promissory note executed by Borrower and payable to the order of Bank evidencing the Term Loan.

“Term SOFR Rate” means the one-month forward-looking term rate based on SOFR quoted by Bank from the Term SOFR Administrator’s Website (or other commercially available source providing such quotations as may be selected by Bank from time to time) as in effect two (2) New York Banking Days prior to the Closing Date, in the case of the initial Term SOFR Rate, and, thereafter, the applicable Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation; provided that if the Term SOFR Rate is not published on such New York Banking Day due to a holiday or other circumstance that Bank deems in its sole discretion to be temporary, the applicable Term SOFR Rate shall be the Term SOFR Rate last published prior to such New York Banking Day.

“UCC” means the Uniform Commercial Code as in effect in the State of Nebraska; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Nebraska, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

Section 1.02    Accounting Matters; Consolidation. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied, except as otherwise stated herein. To enable the ready and consistent determination of compliance by Borrower with its obligations under this Agreement, Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated. For purposes of the financial covenants and reporting set forth herein, including the Borrowing Base, all such calculations and reports shall be prepared and presented for Borrower and its Guarantors on a consolidated basis.

Section 1.03    Construction. Wherever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. The headings, captions or arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of the Loan Documents, nor affect the meaning thereof.

Section 1.04         Amendment and Restatement. Borrower and Bank hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Original Agreement shall be superseded by this Agreement. Notwithstanding the foregoing, all of the liabilities and obligations (the “Existing Obligations”) under the Original Agreement and the other agreements, instruments and documents referred to therein (the “Existing Loan Documents”) shall continue as Obligations hereunder to the extent not repaid on the Closing Date, and each of this Agreement and any other Loan Document that is amended and restated in connection with this Agreement is given as a substitution of and modification of, and not as a payment of or novation of, the Existing Obligations under the Existing Loan Documents, and neither the execution and delivery of such documents nor the consummation of any other transaction contemplated hereunder is intended to constitute a novation of the Original Agreement, the other Existing Loan Documents or any Existing Obligation.

Amended and Restated Credit Agreement
FitLife Brands

Article II.

CREDIT FACILITIES

Section 2.01    Term Loan. On the Closing Date, Bank agrees to make the Term Loan in a single advance to Borrower to finance the MRC Acquisition in part. The Term Loan is not a revolving line of credit. Amounts borrowed with respect to the Term Loan and repaid may not be subsequently reborrowed.

Section 2.02    Revolving Line of Credit. Bank agrees, on the terms and conditions hereinafter set forth, to extend a Revolving Line of Credit to Borrower from time to time during the period from the Closing Date to and including the Termination Date (by making Advances to Borrower on a revolving basis from time to time); provided, however, at no time shall the Outstanding Credit exceed the lesser of the Borrowing Base as reflected on the most recent Borrowing Base Certificate or the Revolving Line of Credit. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, prepay, and reborrow hereunder the amount of the Revolving Line of Credit under this Section 2.02.

Section 2.03    Making Advances Pursuant to the Revolving Line of Credit.

(a)    Advances Pursuant to the Revolving Line of Credit. Each Advance under the Revolving Line of Credit shall be made, to the extent that Bank is so obligated under Section 2.02, on notice from Borrower (a “Request for Advance”) to Bank delivered before 12:00 P.M. Central Time the Business Day prior to the date of such Advance, specifying the amount of such Advance; provided that no Advances shall be made while an Event of Default exists. Any Request for Advance received after 12:00 P.M. Central Time shall be deemed to have been received and be effective on the next Business Day. The amount of such Advance shall, subject to the terms and conditions of this Agreement, be made available to Borrower as set forth in the Request for Advance by (i) depositing the same, in same day funds, in an account of Borrower maintained with Bank or (ii) wire transferring such funds to the Person or Persons designated in the Request for Advance. Each Request for Advance will be accompanied by the most recently reviewed Borrowing Base Certificate.

(b)    Requests for Advances Irrevocable. Each Request for Advance shall be irrevocable and binding on Borrower and Borrower shall indemnify Bank against any loss or expense it may incur as a result of any failure to borrow any Advance after a Request for Advance (including any failure resulting from the failure to fulfill on or before the date specified for such Advance the applicable conditions set forth in Article III), including, without limitation, any loss (including loss of anticipated profits) or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Advance when such Advance, as a result of such failure, is not made on such date.

(c)    Use of Proceeds. The proceeds of the Advances shall be used by Borrower to finance its working capital requirements.

Section 2.04    Evidence of Indebtedness. The Term Loan shall be evidenced by the Term Note and the Advances shall be evidenced by the Revolving Note.

Amended and Restated Credit Agreement
FitLife Brands

Section 2.05    Interest, Late Charges and Fees.

(a)    Term Loan. Interest on the Term Loan shall accrue at a floating per annum rate equal to the Applicable Rate, as adjusted on each Rate Adjustment Date.

(b)    Advances. Interest on each Advance shall accrue at a floating per annum rate equal to the Applicable Rate, as adjusted on each Rate Adjustment Date.

(c)    Default Rate. Upon the occurrence of an Event of Default, at the option of Bank exercised by delivering a written notice to Borrower, all principal and, to the extent permitted by applicable law, interest, fees and other amounts owing hereunder, shall bear interest, from the date of Borrower’s receipt of such notice, until the date Bank, in writing, acknowledge that such Event of Default is waived or cured or all Obligations are paid in full, at the Default Rate.

(d)    Fees. Borrower agrees to pay to Bank on the Closing Date an origination fee in the amount of $62,500.00, which fee shall be deemed fully earned and non-refundable as of the Closing Date. In addition, Borrower agrees to pay to Bank in arrears at the end of each calendar quarter and on the Termination Date an annual fee (payable in quarterly installments) on the unused portion of the Revolving Line of Credit equal to 0.25% (as calculated on an annual basis), with the unused portion of the Revolving Line of Credit calculated as the difference between the Revolving Line of Credit and the average daily Outstanding Credit.

Section 2.06    Repayments.

(a)     Term Loan. On March 10th, June 10th, September 10th and December 10th of each calendar year, commencing with June 10, 2023, Borrower shall make payments of principal plus accrued interest on the Term Loan in amounts sufficient to fully amortize the Term Loan through the Term Loan Maturity Date. All principal and accrued interest on the Term Loan shall be due and payable in full on the Term Loan Maturity Date.

(b)     Advances. Commencing on April 1, 2023 and continuing on the 1st day of each calendar month thereafter until the Termination Date, Borrower shall make payments of accrued interest on outstanding Advances. All principal and accrued interest on outstanding Advances shall be due and payable in full on the Termination Date.

Section 2.07    Mandatory Prepayments or Collateralization; Optional Prepayments.

(a)    Borrowings in Excess of Borrowing Base or Commitment. Borrower shall, within five (5) days following the earlier of the delivery of each Borrowing Base Certificate hereof or the day upon which such Borrowing Base Certificate was due, either (i) prepay the Advances in the amount, if any, by which the Outstanding Credit on the date of prepayment under this Section 2.07(a) exceeds the Borrowing Base or Revolving Line of Credit at such time, together with accrued interest to the date of such prepayment on the amount prepaid, or (ii) pledge and assign to Bank additional collateral acceptable to Bank, in Bank’s sole discretion, and deliver all documentation that Bank, in its sole discretion, may require in connection with such pledge and assignment and the perfection of a first-priority Lien in such additional collateral, so that the Borrowing Base plus the value assigned by Bank, in its sole discretion, to such additional collateral equals or exceeds the Outstanding Credit.

Amended and Restated Credit Agreement
FitLife Brands

(b)    Excess Cash Flow. Until such time as the Cash Flow Leverage Threshold has been met, Borrower shall, on or prior to June 30th of each year, commencing with June 30, 2024, make a prepayment on the Term Loan in an amount equal to fifty percent (50%) of Excess Cash Flow for the fiscal year most recently ended. Excess Cash Flow shall be determined by Bank based on the annual financial statements and Compliance Certificates submitted by Borrower.

(c)    Failure to Close MRC Acquisition. If closing on the MRC Acquisition does not occur on or prior to March 1, 2023, Borrower shall, within two (2) Business Days thereafter, prepay the Term Loan in full.

(d)    Optional Prepayments. Borrower may, by written notice to Bank at least one (1) Business Day prior to the proposed prepayment, prepay the outstanding amount of a Loan in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, without prepayment premium or penalty of any kind, provided that Borrower shall pay any Swap Termination Costs as a result of such prepayment.

Section 2.08    Increased Costs.

(a)    If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall result in any increase in the cost to Bank of making, funding or maintaining any Loan, then Borrower shall, from time to time, upon demand by Bank, pay to Bank additional amounts sufficient to indemnify Bank against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

(b)    If either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance by Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by Bank and Bank determines that the amount of such capital is increased by or based upon the existence of Bank’s commitment to extend credit hereunder and other commitments of this type, then, upon demand by Bank, Borrower shall immediately pay to Bank, from time to time as specified by Bank, additional amounts sufficient to compensate Bank in the light of such circumstances, to the extent that Bank reasonably determines such increase in capital to be allocable to the existence of Bank’s commitment to extend credit hereunder. A certificate as to such amounts, submitted to Borrower by Bank, shall, in the absence of manifest error, be conclusive and binding for all purposes.

Section 2.09    Changes in Law Rendering Certain Advances Unlawful. In the event that any change in any applicable law (including the adoption of any new applicable law) or any change in the interpretation of any applicable law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good‑faith judgment of Bank should raise a substantial question as to whether it is) unlawful for Bank to make, maintain or fund a Loan, then (a) Bank shall promptly notify Borrower, and (b) the obligation of Bank to make Loans of such type shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness.

Amended and Restated Credit Agreement
FitLife Brands

Section 2.10    Payments and Computations.

(a)    Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by Borrower under the Loan Documents shall be made to Bank for the account of the party entitled thereto in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 3:00 P.M. Central Time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Borrower shall, at the time of making each such payment, specify to Bank the sums payable under the Loan Documents to which such payment is to be applied and in the event that Borrower fails to so specify or if an Event of Default exists, Bank may apply such payment and any proceeds of any Collateral first to the Obligations then due and payable and then to all other outstanding Obligations in such order and manner as it may elect in its sole discretion. Each payment received by Bank under any Loan Document for the account of Bank shall be paid to Bank by 3:00 P.M. Central Time on the date the payment is deemed made to Bank in immediately available funds, for the account of Bank’s Office, if any. Borrower hereby authorizes Bank, if and to the extent payment of any amount is not made when due under any Loan Document, to charge from time to time against any account of Borrower with Bank any amount so due.

(b)    Payments on a Non-Business Day. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and fees, as the case may be.

(c)    Proceeds of Collateral. All proceeds received by Bank from the sale or other liquidation of the Collateral when an Event of Default exists shall first be applied as payment of the accrued and unpaid fees and expenses of Bank hereunder, including, without limitation, under Section 7.04 and then to all other unpaid or unreimbursed Obligations in such order as determined by Bank.

After all the Obligations, other than indemnification obligations, have been paid and satisfied in full and the Revolving Line of Credit terminated, any proceeds of Collateral shall be delivered to the Person entitled thereto as directed by Borrower or as otherwise determined by applicable law or applicable court order.

(d)    Computations. All computations of interest accrued at the Applicable Rate (but not the Maximum Rate) hereunder and under a Note and the fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed, and all computations of interest accrued at the Maximum Rate shall be based upon a year with 365 or 366 days, as appropriate.

Section 2.11    Withholding Taxes. All payments by Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by any Governmental Authority through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of Bank) (all such taxes, duties or other charges, giving effect to the taxes excluded pursuant to the foregoing parenthetical herein the “Non-Excluded Taxes”). If any Non-Excluded Taxes are so levied or imposed, Borrower shall, make additional payments in such amounts so that every net payment of amounts payable by it under any Loan Document, after withholding or deduction for or on account of any Non-Excluded Taxes, will be equal to the amount provided for herein or therein; provided that Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to Bank to the extent that such Non-Excluded Taxes (i) are levied or imposed by reason of the failure or inability of Bank to comply with the provisions of Section 2.12, or (ii) are United States withholding taxes imposed (or branch profits taxes imposed in lieu thereof) on amounts payable to Bank at the time Bank becomes a party to the Loan Documents. Borrower shall furnish promptly to Bank official receipts evidencing any such withholding or reduction.

Amended and Restated Credit Agreement
FitLife Brands

Section 2.12    Maximum Amount Limitation. Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, Borrower shall not be required to pay unearned interest on a Note or any of the Obligations, or ever be required to pay interest on a Note or any of the Obligations at a rate in excess of the Maximum Rate, if any. If the effective rate of interest which would otherwise be payable under this Agreement, a Note or any of the other Loan Documents would exceed the Maximum Rate, if any, then the rate of interest which would otherwise be contracted for, charged, or received under this Agreement, such Note or any of the other Loan Documents shall be reduced to the Maximum Rate, if any. If any unearned interest or discount or property that is deemed to constitute interest (including, without limitation, to the extent that any of the fees payable by Borrower for the Obligations to Bank under this Agreement, a Note, or any of the other Loan Documents are deemed to constitute interest) is contracted for, charged, or received in excess of the Maximum Rate, if any, then such interest in excess of the Maximum Rate shall be deemed a mistake and canceled, shall not be collected or collectible, and if paid nonetheless, shall, at the option of the holder of such Note, be either refunded to Borrower, or credited on the principal of such Note. It is further agreed that, without limitation of the foregoing and to the extent permitted by applicable law, all calculations of the rate of interest or discount contracted for, charged or received by Bank under a Note, or under any of the other Loan Documents, that are made for the purpose of determining whether such rate exceeds the Maximum Rate applicable to Bank, if any, shall be made, to the extent permitted by applicable laws (now or hereafter enacted), by amortizing, prorating and spreading during the period of the full terms of the Loans evidenced by the Notes, and any renewals thereof all interest at any time contracted for, charged or received by Bank in connection therewith. This Section 2.12 shall control every other provision of all agreements among the parties to this Agreement pertaining to the transactions contemplated by or contained in the Loan Documents, and the terms of this Section 2.12 shall be deemed to be incorporated in every Loan Document and communication related thereto.

Section 2.13    Bank Records. All Loans and all payments or prepayments made thereunder on account of principal or interest may be evidenced by Bank in accordance with its usual practice in an account or accounts evidencing such Loans and all payments or prepayments thereunder from time to time and the amounts of principal and interest payable and paid from time to time thereunder; in any legal action or proceeding in respect of a Note, the entries made in such account or accounts, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of all Loans and all payments or prepayments made thereunder on account of principal or interest.

Section 2.14    Replacement of SOFR or Replacement Rate. If Bank has determined in its sole discretion that (a) the administrator of the Index, or any relevant agency or authority for such administrator of the Index, has announced that such Index will no longer be provided, (b) any relevant agency or authority has announced that such Index is no longer representative, or (c) any similar circumstance exists such that such Index has become permanently unavailable or ceased to exist, Bank will (i) replace such Index with a replacement Index or (ii) if any such circumstance applies to fewer than all tenors of such Index used for determining an interest period hereunder, discontinue the availability of the affected interest periods. In the case of the Term SOFR Rate, such replacement Index will be the Daily Simple SOFR Rate. In the case of a replacement Index, Bank may add a spread adjustment selected by Bank, taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority, and evolving or prevailing market practice. In connection with the selection and implementation of any such replacement rate, Bank may make any technical, administrative or operational changes that Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, the Index or with respect to any alternative or successor Index thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, the existing Applicable Rate.

Amended and Restated Credit Agreement
FitLife Brands

Article III.

CONDITIONS PRECEDENT

Section 3.01    Conditions Precedent to Initial Loan. The effectiveness of this Agreement and obligations of Bank to make any initial Loan are subject to the condition precedent that Bank shall have received all the following, in form and substance satisfactory to Bank:

(a)    this Agreement, duly executed by Borrower;

(b)    the Term Note, duly executed by Borrower;

(c)    the Security Agreement, duly executed by Borrower and Guarantors;

(d)    the Guaranty, duly executed by Guarantors;

(e)    copies of UCC (or equivalent), tax and judgment lien search reports listing all financing statements and other encumbrances which name Borrower or a Guarantor (under its present name and any previous name) and which are filed in the jurisdictions in which Borrower or a Guarantor is located, organized or maintains collateral, together with copies of such financing statements (none of which shall cover the collateral purported to be covered by the Security Agreement);

(f)    evidence that all other actions necessary or, in the opinion of Bank, desirable to enable Bank to perfect and protect the security interests created by the Security Agreement have been taken;

(g)    the Organizational Documents of Borrower and Guarantors;

(h)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of the officers of Borrower and Guarantors as Bank may require evidencing the identity, authority and capacity of each officer thereof authorized to act as an officer in connection with this Agreement and the other Loan Documents to which Borrower or a Guarantor is a party;

(i)    such documents and certificates as Bank may reasonably require to evidence that Borrower and Guarantors are duly organized or formed and that each is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

Amended and Restated Credit Agreement
FitLife Brands

(j)    evidence that the costs and expenses (including, without limitation, attorneys’ fees) referred to in Section 2.05(d) and Section 7.04, to the extent incurred and invoiced, shall have been (or will be simultaneously with the initial Loan hereunder) paid in full;

(k)    a satisfactory review by Bank of any pending litigation relating to Borrower and its Guarantors;

(l)    true and correct copies of all MRC Acquisition Documents; and

(m)    an opinion of Canadian counsel as to such matters as may be reasonably required by Bank.

Section 3.02    Conditions Precedent to All Loans. The effectiveness of this Agreement and the obligation of Bank to make each Loan shall be subject to the further conditions precedent that on the Closing Date (with respect to the effectiveness of this Agreement only) and on the date of such Loan:

(a)    the following statements shall be true (and the receipt by Borrower of the proceeds of such Loan shall be deemed to constitute a representation and warranty by Borrower that such statements are true on such date):

(i)    the representations and warranties contained in Section 4.01 of this Agreement and in the Security Agreement are correct in all material respects, except as to charges occurring after the date of this Agreement caused by events, actions or transactions permitted under this Agreement;

(ii)    no event has occurred and is continuing, or would result from this Agreement or such Loan, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

(iii)    in the case of an Advance, after giving effect thereto, the Outstanding Credit does not exceed the lesser of the Borrowing Base or the Revolving Line of Credit.

(b)    Bank shall have received a completed Borrowing Base Certificate and such other approvals, opinions or documents as Bank may reasonably request.

Article IV.

REPRESENTATIONS AND WARRANTIES

Section 4.01    Representations and Warranties of Borrower. Borrower represents and warrants as follows:

(a)    Existence. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction indicated at the beginning of this Agreement and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Borrower has the power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is or may become a party. Borrower’s Subsidiaries are listed on Schedule 4.01(a). Each Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each Guarantor has the power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is or may become a party.

Amended and Restated Credit Agreement
FitLife Brands

(b)    The Loan Documents. The execution, delivery and performance by Borrower and Guarantors of each Loan Document to which they are party are within their respective powers, have been duly authorized by all necessary action, do not contravene (i) their Organizational Documents or (ii) any law or any contractual restriction binding on or affecting them, and do not result in or require the creation of any Lien, security interest or other charge or encumbrance (other than pursuant to the terms thereof) upon or with respect to any of their respective properties except in favor of Bank.

(c)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by Borrower and Guarantors of any Loan Documents, except for such approvals and consents which have been made or obtained.

(d)    Enforceability. This Agreement is, and each other Loan Document to which Borrower or a Guarantor is a party when delivered will be, legal, valid and binding obligations of Borrower or such Guarantor, enforceable against Borrower or such Guarantor in accordance with their respective terms.

(e)    Financial Condition and Operations. All financial statements furnished to Bank, fairly present in all material respects the financial condition of Borrower and Guarantors as of the dates stated therein and the results of the operations of Borrower and Guarantors for the period ended on such dates, all in accordance with GAAP (subject to normal year-end audit adjustments), and since the date of the most recent financial statements, there has been no material adverse change in such condition or operations.

(f)    Litigation. Except as described on Schedule 4.01(f), there is no pending or threatened action or proceeding affecting Borrower or a Guarantor or any of the other transactions contemplated hereby before any court, governmental agency or arbitrator, which reasonably would be expected to have a Material Adverse Effect. As of the Closing Date there are no outstanding judgments against Borrower or a Guarantor.

(g)    Use of Proceeds of Advances, etc. (i) No proceeds of any Advance will be used to acquire any security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934; (ii) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System); and (iii) no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)    Liens. There is no Lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any of the properties or income of Borrower or a Guarantor, which secures Indebtedness of any Person, except for Permitted Encumbrances.

Amended and Restated Credit Agreement
FitLife Brands

(i)    Solvency. As of and from and after the date of this Agreement, Borrower and Guarantors: (i) own and will own assets the fair saleable value of which are (1) greater than the total amount of liabilities (including contingent liabilities) and (2) greater than the amount that will be required to pay the probable liabilities of their then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to them; (ii) have capital that is not unreasonably small in relation to their business as presently conducted or any contemplated or undertaken transaction; and (iii) do not intend to incur and do not believe that they will incur debts beyond their ability to pay such debts as they become due.

(j)    Office Locations; Fictitious Names; Predecessor Companies; Tax I.D. Number. The chief place of business, chief executive office, and jurisdiction of organization of Borrower and Guarantors are set forth on Schedule 4.01(j). Within the last four months neither Borrower nor any Guarantor has had any other chief place of business, chief executive office, or jurisdiction of organization. Schedule 4.01(j) also sets forth all other places where Borrower or a Guarantor keeps its books and records and all other locations where Borrower or a Guarantor has any material Collateral. Neither Borrower nor any Guarantor currently does business under, or has in the past done business under, any trade name or fictitious business name.

(k)    Disclosure. All factual information furnished by or on behalf of Borrower or a Guarantor in writing to Bank (including, without limitation, all factual information contained in the Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of Borrower or a Guarantor to Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

(l)    Operation of Business. Borrower and Guarantors possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted except those that the failure to so possess would not reasonably be expected to have a Material Adverse Effect and neither Borrower nor any Guarantor is in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have such a Material Adverse Effect.

(m)    Investment Company Act. Borrower is not required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(n)    Environmental Compliance. Borrower and Guarantors are in material compliance with all applicable Environmental Laws.

(o)    No Default. Borrower and Guarantors are not in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Amended and Restated Credit Agreement
FitLife Brands

(p)    Ownership of Property; Liens. Borrower and Guarantors have good record and marketable title in fee simple to, or valid leasehold interests in, all real and personal property and intellectual property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of Borrower and Guarantors is subject to no Liens, other than Permitted Encumbrances.

(q)    Absence of Undisclosed Liabilities. Except as stated or adequately reserved against in the financial statements of Borrower and Guarantors, or incurred as a result of or arising out of the transactions contemplated under the Loan Documents, Borrower and Guarantors have no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, that has had or would reasonably be expected to have a Material Adverse Effect.

(r)    Taxes. Borrower and Guarantors have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Guarantor that would, if made, have a Material Adverse Effect.

Article V.

COVENANTS OF BORROWER

Section 5.01    Affirmative Covenants. So long as any Obligations remain unpaid or Bank shall have any commitment hereunder, Borrower will, and will cause each Guarantor to, unless Bank shall otherwise consent in writing:

(a)    Compliance with Laws, etc. Comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, (i) all employee benefit and Environmental Laws, and (ii) paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith.

(b)    Visitation Rights; Field Examination. At any reasonable time and from time to time and at least once by July 1 of every year, permit Bank or any agents or representatives thereof (such agents or representatives may or may not, at the sole discretion of Bank and may or may not, at the sole discretion of Bank, include employees of Bank) to examine and make copies of and abstracts from the records, books and accounts of, and visit the properties of, and conduct unannounced field examinations and collateral inspections at least annually at the expense of Borrower and to discuss the affairs, finances and accounts of Borrower with any of their respective officers or directors; provided, however, Borrower shall pay for the cost of one (1) field examination per year, and all visits and inspections upon and during the occurrence of an Event of Default shall be at the expense of Borrower. In addition to the foregoing, at any reasonable time and from time to time, Borrower also shall permit Bank or any agents or representatives thereof, at the expense of Bank, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances and accounts of Borrower with any of their respective officers or directors.

Amended and Restated Credit Agreement
FitLife Brands

(c)    Reporting Requirements. Furnish to Bank:

(i)    as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year of Borrower, a copy of the audited financial statements (including balance sheet, statements of income and cash flows, all accompanying notes thereto and any management letter) for such year for Borrower, certified, without qualification, by independent public accountants acceptable to Bank;

(ii)    as soon as available and in any event within forty five (45) days after the end of each quarter, a copy of financial statements of Borrower (including balance sheet and statements of income and cash flows), for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Borrower;

(iii)    with the submission of the financial statements required under Sections 5.01(c)(i) and (ii), a Compliance Certificate which (A) states that no Event of Default, and no event or condition that but for the passage of time, the giving of notice or both would constitute an Event of Default, has occurred or is in existence and (B) certifies to Bank Borrower’s compliance with each of the covenants set forth in the Compliance Certificate;

(iv)    as soon as available and in any event within thirty (30) days after the end of each month (or at such other times or with such greater frequency as is requested by Bank), a duly completed Borrowing Base Certificate, setting forth the Borrowing Base as of the last day of such month, together with an aging of Accounts Receivable and accounts payable, Inventory reports and all documents deemed necessary by Bank;

(v)    promptly upon Bank’s request therefor, copies of all reports and notices which Borrower or any of its Subsidiaries files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Borrower or any Subsidiary receives from any of them;

(vi)    promptly, upon the occurrence of an Event of Default or an event or condition that but for the passage of time or the giving of notice or both would constitute an Event of Default, notice of such Event of Default or event;

(vii)    promptly after the receipt thereof, a copy of any management letters or written reports submitted to Borrower by its independent certified public accountants with respect to the business, financial condition or operation of Borrower; and

(viii)    such other information respecting the condition or operations, financial or otherwise, of Borrower or any Guarantor as Bank may from time to time reasonably request.

(d)         Insurance. Maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by entities engaged in similar businesses and owning similar properties in the same general areas in which Borrower and Guarantors operate, provided that in any event Borrower will maintain and cause each Guarantor to maintain workers’ compensation insurance, business interruption insurance, property insurance and commercial general liability insurance reasonably satisfactory to Bank. Each insurance policy covering Collateral shall be in compliance with the requirements of the Security Agreement.

Amended and Restated Credit Agreement
FitLife Brands

(e)         Keeping Books and Records. Maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

(f)         Financial Covenants. Maintain:

(i)         a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00 as tested quarterly on a trailing twelve-month basis, starting with the fiscal quarter ending March 31, 2023; and

(ii)         a Funded Debt to EBITDA Ratio of not more than 2.50 to 1.00 as tested quarterly on a trailing twelve-month basis, starting with the fiscal quarter ending March 31, 2024.

Section 5.02    Negative Covenants. So long as any Obligations remain unpaid or Bank shall have any commitment hereunder, Borrower will not, and will not permit any Guarantor to, without the written consent of Bank:

(a)       Liens.Create, incur, assume or suffer to exist, any Lien upon any of its property, whether now owned or hereafter acquired, other than the following:

(i)         Liens in favor of Bank;

(ii)         Liens existing on the date hereof and listed on Schedule 5.02(a) hereto and any renewals or extensions or refinancings or refundings thereof, provided that the property covered thereby is not increased and any renewal or extension or refinancings or refundings of the obligations secured or benefited thereby is permitted hereunder;

(iii)         Liens (1) for taxes not yet due and payable, or (2) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(iv)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens: (1) arising in the ordinary course of business which are not overdue for a period of more than 30 days, or (2) which are being contested in good faith and by appropriate proceedings diligently conducted and if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(v)         pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(vi)         deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

Amended and Restated Credit Agreement
FitLife Brands

(vii)         easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(viii)         Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(h) or securing appeal or other surety bonds relating to such judgments; and

(ix)         Liens securing Indebtedness permitted under Section 5.02(c)(iii); provided that (a) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (b) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

(b)    Investments. Make any Investments, except:

(i)         Investments held in the form of cash equivalents or short-term marketable debt securities;

(ii)         Investments consisting of extensions of credit in the nature of Accounts Receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(iii)         other Investments not to exceed in the aggregate $100,000; provided, however, that the Bank may approve any Investment exceeding $100,000; and

(iv)         those Investments, if any, described on Schedule 5.02(b).

(c)    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(i)           Indebtedness under the Loan Documents;

(ii)         Indebtedness outstanding on the date hereof and listed on Schedule 5.02(c) hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(iii)         Indebtedness in respect to capital leases and purchase money obligations for fixed assets; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000 unless otherwise approved by Bank;

(iv)         Indebtedness payable to trade creditors incurred in the ordinary course of business;

Amended and Restated Credit Agreement
FitLife Brands

(v)          endorsement of items for deposit or collection of checks or other commercial paper required in the ordinary course of business; and

(vi)          Subordinated Debt that shall not exceed $100,000 in the aggregate at any one time outstanding.

(d)    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than any merger of a Guarantor with and into another Guarantor or Borrower or the Disposition of assets by a Guarantor to another Guarantor or Borrower.

(e)    Corporate Changes.

(i)         Change its jurisdiction of organization and/or organization and/or organizational identification number (if any), change its corporate name; or

(ii)         Without thirty (30) days’ prior written notice to Bank:

(1)         change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral;

(2)         engage in any material line of business substantially different from those lines of business conducted by it on the date hereof; and

(3)         change its fiscal year.

(f)    Dispositions. Except as permitted by Section 5.02(d), make any Disposition or enter into any agreement to make any Disposition, except:

(i)         Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(ii)         Dispositions (1) of Inventory in the ordinary course of business and (2) in the nature of payments for property or services used or acquired by Borrower or a Guarantor as otherwise not prohibited hereunder; and

(iii)         Dispositions of equipment to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property, or (2) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; provided, however, that any Disposition pursuant to this section shall be for fair market value.

(g)    Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to it or such Affiliate as would be obtainable by it or such Affiliate at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Amended and Restated Credit Agreement
FitLife Brands

(h)    Margin Regulations. Use the proceeds of the Advances, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

(i)     Distributions. Upon and during the occurrence of any Event of Default, declare or pay any Distribution, or permit to purchase or otherwise acquire for value any stock or interest of Borrower; provided, however, Borrower may declare and pay Distributions payable in common stock or preferred stock and a Guarantor may declare and pay Distributions to Borrower.

(j)     Subsidiary. Form or own any Subsidiary, except for the Subsidiaries of Borrower listed on Schedule 4.01(a), without the prior written consent of Bank.

Article VI.

EVENTS OF DEFAULT AND REMEDIES

Section 6.01    Events of Default. Each of the following events shall be an “Event of Default”:

(a)    Borrower shall fail to pay any principal amount payable hereunder or under the other Loan Documents when due; or

(b)    Borrower shall fail to pay any other amount payable hereunder, including interest, or under the other Loan Documents within three (3) days following the due date therefor; or

(c)    Any representation or warranty made by Borrower or a Guarantor (or any of their respective officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made and as a result would have a Material Adverse Effect; or

(d)    Borrower shall fail to deliver the financial statements, Compliance Certificate or Borrowing Base Certificate under Section 5.01(c) within five (5) days of the date due; or

(e)         Borrower or a Guarantor shall fail to perform or observe any term, covenant or agreement contained in any Loan Document (other than those listed in any other clause of this Section 6.01) on its part to be performed or observed (other than the covenants to pay the Obligations) and any such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to Borrower or such Guarantor by Bank, provided, however, that no Event of Default shall be deemed to exist if, within said ten (10) day period, Borrower or such Guarantor has commenced appropriate action to remedy such failure and shall diligently and continuously pursue such action until such cure is completed, unless such cure is or cannot be completed within thirty (30) days after written notice shall have been given; or

Amended and Restated Credit Agreement
FitLife Brands

(f)         Borrower or a Guarantor shall fail to pay any Indebtedness (either in any individual case or in the aggregate) (excluding Ordinary Trade Payable Disputes), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness (excluding Ordinary Trade Payable Disputes); or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof (excluding Ordinary Trade Payable Disputes); or

(g)         Borrower or a Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Borrower or a Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it) either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or Borrower or a Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h)         Unless arising under litigation proceedings previously disclosed and acknowledged by Bank, any one or more judgment(s) or order(s) for the payment of money in excess of $250,000 in excess of valid insurance coverage therefor in the aggregate shall be rendered against Borrower or a Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i)         Any material provision of any Loan Document shall for any reason cease to be valid and binding on Borrower or a Guarantor or Borrower or a Guarantor shall so state in writing; or

(j)         The Security Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to create a valid Lien in any of the property purported to be covered thereby; or

(k)         A “Termination Event” as defined in any Swap Document shall have occurred.

Section 6.02    Remedies. Upon the occurrence of an Event of Default, Bank:

(a)    may, by notice to Borrower, declare the obligation of Bank to make any further Advances to be terminated or suspended, whereupon the same shall forthwith terminate or suspend;

Amended and Restated Credit Agreement
FitLife Brands

(b)    may, by notice to Borrower, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Borrower under the Federal Bankruptcy Code, (i) the obligation of Bank to make Advances shall automatically be terminated and (ii) the Notes, all such interest and all such amounts shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower; and

(c)    may exercise all other rights and remedies afforded to Bank under the Loan Documents or by applicable law or equity.

Article VII.

MISCELLANEOUS

Section 7.01    Amendments, etc. No amendment or waiver of any provision of any Loan Document to which Borrower is a party, nor any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Bank and Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 7.02    Notices, etc. All notices and other communications provided for under any Loan Document shall be in writing (including telegraphic, telex or cable communication) and mailed, telegraphed, telexed, cabled or delivered, if to Borrower, at its address at 5214 S. 136th Street, Omaha, NE 68137; and if to Bank, at its address or addresses, at 15950 West Dodge Road, Suite 400, Omaha, NE 68118; as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telegraphed, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices to Bank pursuant to the provisions of Article II shall not be effective until received by Bank.

Section 7.03    No Waiver; Remedies. No failure on the part of Bank to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 7.04    Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses actually incurred in connection with the preparation, execution, delivery, filing, recording and administration of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, the reasonable fees and out‑of‑pocket expenses of counsel for Bank (who may be in‑house counsel), actually incurred and local counsel who may be retained by said counsel, with respect thereto and with respect to advising Bank as to its respective rights and responsibilities under the Loan Documents, and all costs and expenses (including reasonable counsel fees and expenses actually incurred) for Bank in connection with the enforcement of the Loan Documents and the other documents to be delivered under the Loan Documents, including, without limitation, in the context of any bankruptcy proceedings (but with respect to Bank, only to the extent that such costs and expenses incurred are not duplicative of those incurred by Bank). In addition, Borrower agrees, to pay on demand the expenses described in Section 5.01(b). In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of the Loan Documents and the other documents to be delivered under the Loan Documents, and agrees to save Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Amended and Restated Credit Agreement
FitLife Brands

Section 7.05    Right of Set‑off. Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not Bank shall have made any demand under such Loan Document and although deposits, indebtedness or such obligations may be unmatured or contingent. Bank, as the case may be, agrees promptly to notify Borrower after any such set‑off and application, provided that the failure to give such notice shall not affect the validity of such set‑off and application. The rights of Bank under this Section 7.05 are in addition to other rights and remedies (including, without limitation, other rights of set‑off) which Bank may have.

Section 7.06    Severability of Provisions. Any provision of this Agreement or of any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or unenforceability of such provision in any other jurisdiction.

Section 7.07    Binding Effect; Successors and Assigns; Participations.

(a)    This Agreement shall be binding upon and inure to the benefit of Borrower and Bank and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer its rights hereunder or any interest herein without the prior written consent of Bank.

(b)    Bank shall have the right at any time, without the consent of Borrower or any other party, to assign, negotiate, hypothecate, or otherwise transfer all or any portion of its rights in this Agreement or in the Loans, the Revolving Line of Credit, a Note, or any of the other Loan Documents to any other commercial, banking or financial institution. Borrower hereby acknowledges and agrees that any assignment or other or arrangement described in this Section 7.07 will give rise to a direct obligation of Borrower to each assignee or additional commercial banking or financial institution, as the case may be, and such party shall possess all rights under, all opinions, certificates or other instruments delivered under or in connection with this Agreement or any other Loan Document. Borrower shall accord full recognition to any such assignment or other arrangement, and all rights and remedies of Bank in connection with the interest so assigned shall be as fully enforceable by such assignee or additional commercial, banking or financial institution, as they were by the Bank or other assignor before such assignment.

Amended and Restated Credit Agreement
FitLife Brands

(c)    Bank shall have the right at any time, without the consent of Borrower or any other Person, to sell participations in all or any portion of its rights in this Agreement or its Revolving Line of Credit, Loans, a Note, participation obligations and interests, rights and security under this Agreement and any of the other Loan Documents to any other party; provided, however, that (i) Bank’s obligations under the Loan Documents (including, without limitation, its Revolving Line of Credit) shall remain unchanged, (ii) Bank shall remain solely responsible to Borrower for the performance of such obligations, (iii) Bank shall remain the holder of the Notes for all purposes of any Loan Document, (iv) Borrower shall continue to deal solely and directly with Bank in connection with Bank’s rights and obligations under the Loan Documents, and (v) Bank shall not sell a participation that conveys to the participant the right to vote or give or withhold consents under any Loan Document, other than the right to vote upon or consent to (A) any increase of the Revolving Line of Credit or any Loan subject to such participation, (B) any reduction of the principal amount of, or interest to be paid on, the Loans or other Loan Obligations of Bank subject to such participation, (C) any reduction of any commitment fee, or other amount payable to Bank under any Loan Document, (D) any postponement of any date for the payment of any amount payable in respect of the Loans subject to such participation or other Loan Obligations of Bank, or (E) the release of any Collateral or the release of Borrower or any Guarantor from liability arising under the Loan Documents.

(d)    In connection with any such proposed assignment, negotiation, hypothecation, granting of a participation or other transfer or arrangement, Bank may disclose to the proposed assignee, participant or other transferee or institution any information that Borrower or a Guarantor is required to deliver to Bank pursuant to this Agreement or the other Loan Documents, and Borrower agrees to cooperate fully with Bank, as the case may be, in providing any such information to any proposed assignee, participant or other transferee or institution.

Section 7.08    Consent to Jurisdiction.

(a)    Borrower hereby irrevocably submits to the jurisdiction of any State or Federal court sitting in Omaha, Nebraska, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, and Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Nebraska State court or in such Federal court. Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Borrower irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by the mailing of copies of such process to Borrower at its address specified in Section 7.02. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)    Nothing in this Section 7.08 shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against Borrower or its property in the courts of other jurisdictions.

Section 7.09    Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEBRASKA.

Section 7.10    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement.

Amended and Restated Credit Agreement
FitLife Brands

Section 7.11    WAIVER OF JURY TRIAL. BORROWER AND BANK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR ANY INSTRUMENT OR DOCUMENT DELIVERED THEREUNDER.

Section 7.12    ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES THERETO.

Section 7.13    Survival. All covenants, agreements, representations and warranties made by Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Bank may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligations are outstanding and unpaid and so long as the Revolving Line of Credit has not expired or terminated. The expense reimbursement, additional cost, capital adequacy and indemnification provisions of this Agreement shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Obligations, and the Revolving Line of Credit or the termination of this Agreement or any provision hereof.

Section 7.14    Borrowing Base. Bank shall have the right, in sole discretion, to adjust any values or amounts set forth in the Borrowing Base and such adjusted values or amounts will be the values or amounts for the determination of the Borrowing Base. No item shall be included in the Borrowing Base if such item is subject to any Lien, claim or security interest (other than the security interest granted to Bank).

[Remainder of Page Intentionally Blank]

Amended and Restated Credit Agreement
FitLife Brands

A CREDIT AGREEMENT MUST BE IN WRITING TO BE ENFORCEABLE UNDER NEBRASKA LAW. TO PROTECT YOU AND US FROM ANY MISUNDERSTANDINGS OR DISAPPOINTMENTS, ANY CONTRACT, PROMISE, UNDERTAKING, OR OFFER TO FOREBEAR REPAYMENT OF MONEY OR TO MAKE ANY OTHER FINANCIAL ACCOMMODATION IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, OR ANY AMENDMENT OF, CANCELLATION OF, WAIVER OF, OR SUBSTITUTION FOR ANY OR ALL OF THE TERMS OR PROVISIONS OF ANY INSTRUMENT OR DOCUMENT EXECUTED IN CONNECTION WITH THIS LOAN OF MONEY OR GRANT OR EXTENSION OF CREDIT, MUST BE IN WRITING TO BE EFFECTIVE.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FITLIFE BRANDS, INC., a Nevada corporation

By:
Name: Dayton R. Judd
Title: Chief Executive Officer

By:
Name: Jakob York
Title: Chief Financial Officer

FIRST-CITIZENS BANK & TRUST COMPANY

By:
Name: Travis A. Flodine
Title: Managing Director of Middle Market Banking

Amended and Restated Credit Agreement
FitLife Brands

LIST OF SCHEDULES AND EXHIBITS

Schedule 4.01(a)	Borrower Subsidiaries
Schedule 4.01(f)	Description of Certain Threatened Actions, etc.
Schedule 4.01(j)	Locations and related Information
Schedule 5.02(a)	Description of Certain Liens, Lease Obligations, etc.
Schedule 5.02(b)	Investments
Schedule 5.02(c)	Indebtedness

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Compliance Certificate

SCHEDULE 4.01(a)

TO

CREDIT AGREEMENT

Subsidiaries

NDS Nutrition Products, Inc.

iSatori, Inc.

1000374984 Ontario Inc.

Supplement Acquisition Corporation

i

SCHEDULE 4.01(f)

TO

CREDIT AGREEMENT

Description of Certain Threatened Actions, etc.

None.

SCHEDULE 4.01(j)

TO

CREDIT AGREEMENT

I.	Chief Place of Business and Chief Executive Office:

Entity	Locations	Name and Address of Landlord or Mortgage of Premises
FitLifeBrands, Inc.	5214 S. 136th St. Omaha, Nebraska 68137	Blackhawk Plaza LLC 6614 Alicant Drive Sugarland, TX 77479
NDS Nutrition Products, Inc.	Same as above	Same as above
iSatori, Inc.	Same as above	Same as above
1000374984 Ontario Inc.	Same as above	Same as above
Supplement Acquisition Corporation	Same as above	Same as above

II.	Jurisdiction of Organization:

Entity	Jurisdiction of Organization
FitLifeBrands, Inc.	Nevada
NDS Nutrition Products, Inc.	Florida
iSatori, Inc.	Delaware
1000374984 Ontario Inc.	Ontario, Canada
Supplement Acquisition Corporation	Nevada

III.	Other Locations: see attached

Description	Address	City	State	Zip

Office & Warehouse	5214 So. 136th Street	Omaha	NE	68137
NE Distribution Warehouse	10064 South 134th Street	Omaha	NE	68138

Arnet - Mfg	2525 Davie Road, Ste 330	Davie	FL	33317
Arnet - Shipping Loc/Staging	3370 Davie Road, Ste 606	Davie	FL	33314
CaseStack - Warehouse	1793 State Route 42	McDonough	GA	30252
JW Nutritional - Powders - Mfg (raws/lbls)	601 Century Parkway, Suite 300	Allen	TX	75013
JW Nutritional - Liquids - Mfg	11370 Pagemill Road	Dallas	TX	75243
JW Nutritional - FG Warehouse	505 Century Pkwy, Ste 250	Allen	TX	75013
JW Nutritional Component Storage	2525 South Shiloh Rd Ste 100	Garland	TX	75041
Phoenix Form- Mfg	465 W. 21st Street, Suite 101	Tempe	AZ	85282
Hemp Synergistics - warehouse	40 Jefferson Street	Uniontown	PA	15401
United Pharma - Warehouse	2307 Moore Ave	Fullerton	CA	92833

SCHEDULE 5.02(a)

TO

CREDIT AGREEMENT

Description of Certain Liens, etc.

None

v

SCHEDULE 5.02(b)

TO

CREDIT AGREEMENT

Investments

None

NoneSCHEDULE 5.02(c)

TO

CREDIT AGREEMENT

Indebtedness

None

EXHIBIT A

TO

CREDIT AGREEMENT

Form of Borrowing Base Certificate

Dated: ____________________

This Borrowing Base Certificate is executed and delivered pursuant to the terms of the Amended and Restated Credit Agreement, dated as of February 23, 2023 (as amended from time to time, the “Credit Agreement”), between FITLIFE BRANDS, INC. (“Borrower”) and FIRST-CITIZENS BANK & TRUST COMPANY (“Bank”). Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Credit Agreement.

Date Prepared:
Period Ending:

Eligible Accounts Receivable		@ 75%

Eligible Inventory
(not to exceed the lesser of
75% of Eligible Accounts Receivable or
50% of maximum amount of
Revolving Line of Credit)		@ 50%

Total Borrowing Base
Outstanding Advances
Net Available

Borrower hereby represents and warrants that:

(i)         the information in this certificate and the accompanying worksheets are true, complete and correct as of the date written above (the “Preparation Date”), (b) no information has been omitted which would make the foregoing misleading in any material respect, (c) there has been no significant change in the value of any of the Borrowing Base items set forth above (individually and collectively, the “Borrowing Base Collateral”) since the Preparation Date, and (d) there exists no Event of Default or any event which with the giving of notice or the lapse of time or both would constitute such an Event of Default; and

(ii)         the Borrowing Base Collateral and amounts thereof reflected herein: (a) are genuine and in all respects what they purport to be, (b) presently are and will continue at all times to be subject to Bank’s and Bank’s duly perfected, first-priority security interest and no other Lien, and (c) to the best of Borrower’s knowledge comply in all material respects with the eligibility criteria for any Borrowing Base items (as such terms are defined in the Credit Agreement), respectively, and to the best of Borrower’s knowledge comply in all material respects with the representations and warranties contained in the Security Agreement.

The undersigned certify the foregoing to be true and correct and not misleading in any material respect on and as of the Preparation Date.

Prepared By:	Approved By:

EXHIBIT B

TO

CREDIT AGREEMENT

Compliance Certificate

This Compliance Certificate is executed and delivered pursuant to the terms of the Amended and Restated Credit Agreement dated as of February 23, 2023 (as amended from time to time, the “Credit Agreement”), between FITLIFE BRANDS, INC. and FIRST-CITIZENS BANK & TRUST COMPANY (“Bank”). Capitalized terms used herein and not otherwise defined herein have the meaning given to them in the Credit Agreement.

All the calculations set forth below shall be made pursuant to the terms of the Credit Agreement.

The undersigned, an authorized financial officer of Borrower, does hereby certify to Bank that as of, and for the quarterly period ended _________________:

1.         Default.

No Event of Default or event or condition that with the passage of time, the giving of notice or both would constitute an Event of Default has occurred or exists and is continuing or if an Event of Default or such event or condition has occurred, exists and is continuing, I have described on the attached Exhibit “A” the nature thereof and the steps taken or proposed to remedy such Event of Default or other event or condition.

2.         Covenant Compliance.

Section 5.01(f)(i) – Fixed Charge Coverage Ratio

EBITDA	_________
plus Rental/Lease Expense	_________
less Unfinanced CapEx	(________)
less Distributions	(________)
less cash taxes	(________)

(a)

Debt Service	_________
plus Rental/Lease Expense	_________

(b)

Ratio of (a) to (b)	________ to 1.00

Required: not less than 1.25 to 1.00

Section 5.01(f)(ii) – Funded Debt to EBITDA Ratio

(a) Funded Debt

to

(b) EBITDA

Ratio of (a) to (b)	________ to 1.00

Required: not more than 2.50 to 1.00

Cash Flow Leverage Threshold

EBITDA	_________
less Unfinanced CapEx	(________)
less cash taxes	(________)

(a)

to

(b) Debt Service

Ratio of (a) to (b)	________ to 1.00

Cash Flow Leverage Threshold: 1.15 to 1.00

IN WITNESS WHEREOF, the undersigned has executed this certificate effective this ___ day of ______, 20___.

FITLIFE BRANDS, INC., a Nevada corporation

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